EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

XTO Energy Inc.

Fort Worth, Texas:

We consent to the incorporation by reference in the registration statements (Nos. 333-135136, 333-122767 and 333-123402) on Form S-3, and (Nos. 333-68775, 333-69977, 333-37668, 333-81849, 333-91460, 333-120540, 333-152016 and 33-55784) on Form S-8 XTO Energy Inc. of our report dated February 25, 2009, with respect to the consolidated balance sheets of XTO Energy Inc. as of December 31, 2008 and 2007, and the related consolidated income statements, statements of cash flows and statements of stockholders’ equity for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008 which report appears in the December 31, 2008 annual report on Form 10-K of XTO Energy Inc.

KPMG LLP

Fort Worth, Texas

February 25, 2009